FOR IMMEDIATE RELEASE Contact:  John Young
                                                               Vice President
                                                               (804) 560-4070



                   CONSTELLATION CAPITAL PARTNERS AFFILIATE
                   COMPLETES ACQUISITION OF IMO INDUSTRIES

Richmond, VA, July 2, 1998 -- II Acquisition Corp., an affiliate of Constellation Capital Partners LLC, announced today that it has completed its acquisition of Imo Industries Inc. (NYSE: IMD).

Effective today, Imo merged with and into a newly created and wholly owned subsidiary of II Acquisition Corp, pursuant to a "short form" merger under Delaware law. Imo will be the surviving corporation in the merger and, as a result of the merger, will become a wholly owned subsidiary of II Acquisition Corp. As a result of the merger, Imo ceases to be a publicly traded company, has delisted its Common Stock from the New York Stock Exchange, and deregistered its Common Stock under the Securities Exchange Act of 1934. Except for shares held by II Acquisition Corp. or its affiliates, or stockholders who have perfected their appraisal rights under Delaware law, each share of Common Stock of Imo will automatically be converted into the right to receive $7.05 per share in cash, without interest, upon the proper surrender of the certificate for such share.

First Chicago Trust Company of New York is acting as Paying Agent for the merger and can be contacted toll free at 800-519-3111.

Imo Industries is a leading manufacturer of pumps, power transmission components and remote control systems. Constellation Capital Partners is a private equity firm based in Richmond, Virginia.


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